UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Market Leader, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 23, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Market Leader, Inc. (“Market Leader”) which will be held on May 23, 2013 at 10:00 a.m. local time at Market Leader’s principal executive offices located at 11332 NE 122nd Way, Suite 200, Kirkland, WA 98034. Shareholders of record who owned our common stock at the close of business on April 1, 2013, are entitled to vote at the Annual Meeting. At the Annual Meeting we will ask you to:

•	elect two directors to our Board of Directors to serve for a 3-year term as more fully described in the accompanying Proxy Statement;

•	ratify the appointment of KPMG LLP, as Market Leader’s Independent Registered Public Accounting Firm for fiscal year 2013;

•	to approve, on an advisory basis, the compensation of our named executive officers;

•	to vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers; and

•	transact any other business properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTORS DESCRIBED IN THE PROXY STATEMENT, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013, AND“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. THE BOARD OF DIRECTORS ALSO RECOMMENDS A VOTE TO CONDUCT FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ANNUALLY.

To assure your representation at the Annual Meeting, you are urged to submit your proxy as promptly as possible. Registered shareholders may vote by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. Your shares will be voted in accordance with your instructions. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card or voted by Internet or telephone.

If your shares are registered in the name of a broker, bank or other holder of record, please follow the voting instructions you receive from the holder of record to vote your shares. If your shares are registered in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership as of April 1, 2013 to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 23, 2013

The proxy statement, 2012 annual report to shareholders and other proxy materials are available at http://www.RRDEZProxy.com/2013/LEDR.

By Order of the Board of Directors,

Ian Morris

President and Chief Executive Officer

April 15, 2013

MARKET LEADER, INC.

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Market Leader, Inc. (“Market Leader” or the “Company”) of proxies for use at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Market Leader’s principal executive offices located at 11332 NE 122nd Way, Suite 200, Kirkland, WA 98034 at 10:00 a.m. local time on May 23, 2013. Market Leader’s telephone number at its principal executive offices is 425-952-5500. You may contact us at this telephone number to obtain directions to be able to attend the Annual Meeting and vote in person. It is expected that this Proxy Statement and the accompanying proxy card will be mailed to shareholders on or about April 22, 2013.

Record Date and Outstanding Shares

Shareholders of record who owned our common stock at the close of business on Monday, April 1, 2013 are entitled to notice of and to attend and vote at the Annual Meeting. On that date, 26,997,090 shares of common stock were issued and outstanding.

Voting Procedures

Proxies

Registered shareholders may vote by mail, by telephone or by Internet.

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To vote by mail, please complete, sign, date and mail your proxy card in the postage prepaid envelope provided. Proxies should be mailed sufficiently in advance to ensure receipt prior to the Annual Meeting.

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To vote by telephone, call toll-free 1-800-652-8683 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. If you vote by phone, you do not need to mail your proxy card. Telephone voting is available until 11:59 p.m. Eastern on May 22, 2013.

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You can vote on the Internet at http://www.investorvote.com/LEDR. Have your proxy card in hand when going online and follow the online instructions. If you vote by the Internet, you do not need to mail your proxy card. Internet voting is available up until 11:59 p.m. Eastern on May 22, 2013.

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

In Person at the Annual Meeting

If you attend the Annual Meeting and wish to vote in person, you may request a ballot when you arrive. If your shares are held of record in the name of your bank, broker or other nominee and you would like to vote in person at the Annual Meeting, you must bring to the Annual Meeting a letter, account statement or other evidence from the nominee indicating that you were the beneficial owner of the shares on April 1, 2013, the record date for the Annual Meeting.

Revocability of Proxies

If you give your proxy card to us or vote by telephone or the Internet, you have the power to revoke your proxy or change your vote by taking any of the following actions before your proxy is voted at the Annual Meeting:

•	Voting again by telephone or Internet;

•	notifying the Secretary of Market Leader in writing before the Annual Meeting;

•	delivering to the Secretary of Market Leader before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

However, attendance at the Annual Meeting will not, by itself, revoke a proxy.

Matters Being Presented at the Annual Meeting

You are being asked to elect two directors to our Board of Directors nominated by the Board to serve until the 2016 Annual Meeting of Shareholders, to ratify the appointment of KPMG LLP as our independent registered public accounting firm, to vote, on an advisory basis, on the compensation of our named executive officers, and to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of conducting business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to the election of the directors, the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors. In a plurality election such as this, broker non-vote, abstentions and withhold votes have no effect on the outcome, since approval by a specified percentage of the shares present or outstanding is not required to elect directors.

For the proposal relating to the ratification of KPMG LLP as our independent registered public accounting firm and the advisory vote on the compensation of our named executive officers as well as any other proposals that properly come before the meeting, the votes cast “for” must exceed the votes cast “against” to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” these proposals and therefore do not affect the outcome.

For the proposal relating to the advisory vote on the frequency to conduct future advisory votes on the compensation of our named executive officers, we will consider the alternative receiving the greatest number of votes—one year, two years, or three years—to be the frequency the shareholders approve. Abstentions and, if applicable, broker non-votes are not counted as votes in favor of any frequency alternative (one year, two years, or three years).

You are entitled to one vote for each share of common stock you held as of the record date. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our Board of Directors’ recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy and proxies submitted by telephone or the Internet gives discretionary authority to the persons named as proxy to vote the shares in their best judgment.

Other than for purposes of determining the presence of a quorum, abstentions and broker non-votes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purposes of voting on such proposals. “Broker non-votes” occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the ratification of the appointment of KPMG LLP, as Market Leader’s independent registered public accounting firm for fiscal year 2013, but may not exercise discretion to vote shares as to which instructions are not given with respect to the election of directors, the advisory vote on the compensation of our named executive officers, or the advisory vote on the frequency that we will conduct future advisory votes on the compensation of our named executive officers.

Solicitation of Proxies

Proxies may be solicited by certain of our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Market Leader will bear any costs relating to such solicitation of proxies. However, you will need to obtain your own Internet access if you choose to access the proxy materials over the Internet. In addition, Market Leader may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board of Directors shall be composed of not less than five nor more than nine directors, the specific number to be set by resolution of the Board of Directors.

Our Board of Directors is divided into three classes: Class 1, made up of three directors; Class 2, made up of two directors; and Class 3, made up of two directors. Our Board of Directors is currently comprised of six directors, with one vacancy in Class 2. Directors will be elected for three-year terms that are staggered such that a portion of the directors are elected each year. Generally, one class of directors will be elected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. This year, the term of two Class 3 directors expires. Accordingly, two nominees for the Board of Directors will be elected at the Annual Meeting to serve as Class 3 directors for a three-year term expiring in 2016. The Board of Directors may add additional directors when it identifies suitable candidates who are willing to serve as directors of Market Leader. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each class will consist of an equal number of directors.

Biographical information for our Board of Directors is set forth below. Ages listed are as of April 1, 2013.

The Board of Directors has no reason to believe that the nominees named below will be unable to serve as a director. If, however, either of the nominees should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominee(s) as may be designated by the Board of Directors.

Unless you indicate otherwise, the persons named as proxies will vote “FOR” the election of the nominees listed below.

Class 3 Directors—Terms Expiring in 2016

Frank M. (“Pete”) Higgins, age 55, is the Chairman of the Board and has served as a director since April 2004. Since March 2000, Mr. Higgins has served as a partner with Second Avenue Partners, which he co-founded. From 1983 to 1999, Mr. Higgins worked for Microsoft Corporation. During his time at Microsoft, Mr. Higgins served as Group Vice President of the Interactive Media Group from 1996 to 1998, Group Vice President of Applications and Content from 1995 to 1996, Senior Vice President of the Desktop Applications Division from 1992 to 1995, and General Manager and then Vice President of the Analysis Business Unit from 1988 to 1992. Mr. Higgins was also a member of the Office of the President, reporting to then CEO Bill Gates. Mr. Higgins is a director of a number of privately held companies, including Ice Energy, Modumetal, and Rubicon Interactive. He is a strategic director of Madrona Investments Partners, LLC, a venture capital firm. Mr. Higgins also serves on the advisory Board for the Woods Institute for the Environment, and Precourt Institute for energy at Stanford University; and is a past member of the Board of Directors for Stanford University, the Washington Software Association and the Software Publishers Association. Mr. Higgins holds an M.B.A. and an undergraduate degree in economics and history from Stanford University. Mr. Higgins’ individual qualification and skills that led to the conclusion that he should serve as a director include his extensive experience in product and software development, business strategy, development and marketing, as well as public company executive compensation.

Michael T. Galgon, age 45, has served as a director since April 2010, when he was appointed to fill a vacancy in Class 3 of our Board of Directors. Mr. Galgon served as Chief Advertising Strategist for Microsoft Corporation from August 2007 until January 2009. In 1997, Mr. Galgon co-founded aQuantive, Inc. (formerly Avenue A, Inc.), an Internet media company, where he served as Chief Strategy Officer from 2000 to 2007 and as President and General Manager from 1997 through 1999. Prior to founding aQuantive, Mr. Galgon served as a full-time volunteer with Volunteers In Service To America (VISTA) from October 1994 to October 1995 and as an officer in the U.S. Navy from 1990 to 1994. He currently serves as a director for Buuteeq, Energy Savvy, Krux Digital, MicroEnergy Credits, and BuddyTV, all privately held companies; Global Partnerships, a Seattle-based microfinance organization; and RealNetworks, a Seattle-based digital media technology company. Mr. Galgon holds an M.B.A. from the Harvard Business School and a B.A. in economics from Duke University. Mr. Galgon’s individual qualification and skills that led to the conclusion that he should serve as a director include his decades of extensive software, technology, advertising, and merger and acquisition expertise, as well as strong skills in business strategy, development and marketing.

The Board of Directors recommends voting “FOR” the election of the nominees named above.

DIRECTORS CONTINUING IN OFFICE

Class 1 Director Nominees Standing for Election—Terms Expiring in 2014

Jon W. Gacek, age 51, has served as a director since November 2004. Mr. Gacek currently serves as President and Chief Executive Officer, formerly Chief Operating Officer and Chief Financial Officer, of Quantum Corporation (“Quantum”), a publicly traded company that provides network storage subsystems. He served as Chief Financial Officer and Executive Vice President—Finance and Operations of Advanced Digital Equipment Corporation (“ADIC”) from November 1999 until August 2006, when ADIC was acquired by Quantum. From 1996 to 1999, Mr. Gacek served as a partner at PricewaterhouseCoopers LLP, a registered public accounting firm. Mr. Gacek holds a B.A. from Western Washington University. From September 2002 until June 2009, Mr. Gacek served as a director of Loud Technologies, Inc., a public company until March 2009. Since November 2008, Mr. Gacek has served as a director of Power-One, Inc. Mr. Gacek’s individual qualification and skills that led to the conclusion that he should serve as a director include his specific experience in corporate finance and accounting, operations, and corporate governance, with strong skills in strategic planning, and mergers and acquisitions.

Richard A. Mendenhall, age 68, has served as a director since August 2004. Mr. Mendenhall has co-owned Resource Home Loans, a real estate mortgage firm, since 1995. Since 1991, Mr. Mendenhall has owned, co-owned, and served as a broker in a variety of real estate brokerage firms affiliated with RE/MAX International, Inc., a global real estate agency network. Since 1974, Mr. Mendenhall has owned Boone Realty Corporation, a real estate commercial brokerage firm. Mr. Mendenhall served as President of the National Association of Realtors in 2001. He also serves as director of a number of privately held companies. Mr. Mendenhall holds an M.A. and a B.S. from the University of Missouri. Mr. Mendenhall’s individual qualification and skills that led to the conclusion that he should serve as a director include his specific experience in real estate and technology, as well as strong skills in providing business strategy and development guidance.

Ian Morris, age 44, has served as our Chief Executive Officer since June 2003 and a director since April 2004. Mr. Morris joined Market Leader in June 2002 as Executive Vice President of Marketing and Business Development and served as our Chief Operating Officer from September 2002 to May 2003. From 1997 to 2002, Mr. Morris served in a variety of positions for MSN HomeAdvisor, the online real estate business of Microsoft Corporation, including Director of Marketing, Group Manager and General Manager. Mr. Morris holds an M.B.A. from Harvard Business School and a B.S. from Bryant College. Mr. Morris’ individual qualification and skills that led to the conclusion that he should serve as a director include his specific experience in business and technology innovation, as well as, investment strategy and strategic planning.

Class 2 Director—Term Expiring in 2015

Nicolas J. Hanauer, age 53, has served as a director since December 2000. Since March 2000, Mr. Hanauer has served as a partner with Second Avenue Partners, which he co-founded. In 2000, Mr. Hanauer also founded and served as Chairman of Gear.com, an online sporting goods company, until its merger with Overstock.com in 2001. From 2001 to 2004, Mr. Hanauer acted as Chief Executive Officer and Co-Chairman of Pacific Coast Feather Company, a pillow and bedding manufacturing company. He was employed at Pacific Coast Feather as its Executive Vice President of Sales and Marketing from 1990 to 2000. In 1997, Mr. Hanauer co-founded aQuantive, Inc. (formerly Avenue A, Inc.), an Internet media company, where he served as Chief Executive Officer from June 1998 to September 1999. He is a Board member of Marchex, Inc. Mr. Hanauer holds a B.A. from the University of Washington. Mr. Hanauer’s individual qualification and skills that led to the conclusion that he should serve as a director include his specific experience in business and technology innovation, as well as, investment strategy and strategic planning.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between Market Leader and each of its directors and has determined that all of the directors other than Mr. Morris, who currently serves as our Chief Executive Officer and President, are “independent” as that term is defined in the listing standards of The Nasdaq Stock Market.

Board Leadership Structure and Role in Risk Oversight

The positions of Chief Executive Officer and Chairman are held by different persons. The Chief Executive Officer is responsible for setting the strategic direction for our Company and for the day to day leadership and performance of the Company, including execution of its strategy, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board of Directors, and presides over meetings of the full Board. The Board of Directors believes that this leadership structure enhances its oversight of, and independence from, Market Leader’s management and the Board’s ability to carry out its roles and responsibilities on behalf of shareholders.

The Board of Directors’ role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our Company, including operational, financial, legal, regulatory and strategic risks. While the Board of Directors is ultimately responsible for risk oversight, each of the committees of the Board of Directors assists in fulfilling these oversight responsibilities. The Audit Committee oversees management of operational and financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to the compensation of executives, employees and non-employee directors. The Nominating and Corporate Governance Committee manages risks associated with corporate governance, including the independence of directors and composition of our Board of Directors.

Board Attendance

During 2012, there were seven meetings of the Board of Directors. In addition, the Board of Directors acted three times by written consent in 2012. Except for Mr. Hanauer and Mr. Mendenhall, each of our directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by each of the committees on which he served in 2012. Both Mr. Hanauer and Mr. Mendenhall were unable to attend certain meetings due to scheduling conflicts, and had advised the Company in advance of those meetings they were unable to attend. For any meetings not attended, directors are apprised of Board discussions and developments by the Chairman or Chief Executive Officer. Market Leader does not have a formal policy with regard to director attendance at its Annual Meeting of Shareholders. Mr. Morris attended the 2012 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Our current directors’ memberships on the committees of the Board of Directors are as follows:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jon Gacek	Chair		Chair
Michael Galgon		Member	Member
Nicolas Hanauer	Member	Member
Frank (“Pete”) Higgins	Member	Chair
Richard Mendenhall		Member	Member

Audit Committee

The Audit Committee is composed of three independent directors. The Audit Committee assists the Board of Directors by overseeing our accounting and financial reporting processes and the audits of our financial statements and reviewing the financial information to be provided to our shareholders and others. Among other duties and responsibilities specified in its written charter, the Audit Committee:

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selects, appoints and oversees the outside independent registered public accounting firm (independent auditor), resolves disagreements between management and the independent auditor regarding financial reporting, approves the compensation of the independent auditor, and, as necessary, reviews and approves the discharge of the independent auditor;

•	pre-approves all audit and permissible non-audit services provided by our independent auditors;

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considers and reviews with management any reports by management regarding the effectiveness of, or any deficiencies in, the design and operation of internal controls, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have significant roles in internal control;

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reviews our audited financial statements, filing of reports with the Securities and Exchange Commission (“SEC”) and other published documents containing our financial statements and earnings press releases prior to issuance, filing or publication; and

•	reviews and approves all “related person transactions,” as that term is defined in Item 404 of Regulation S-K.

The Board of Directors has determined that, under the rules of the SEC and the applicable listing standards of The Nasdaq Stock Market, all of the members of the Audit Committee are independent and financially literate. The Board of Directors has also determined that Mr. Gacek meets the SEC criteria for “audit committee financial expert.”

The Audit Committee held four meetings in 2012. In addition, the Audit Committee acted one time by written consent in 2012.

A copy of the Audit Committee’s written charter can be accessed at the “Governance Documents” link on the Investors section of our website, located at www.marketleader.com.

Compensation Committee

Our Compensation Committee is composed of four directors. The Compensation Committee has overall responsibility for approving and evaluating compensation plans, policies and programs for our executive officers. The Compensation Committee, when appropriate, may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Board of Directors or Market Leader’s officers. Among other duties and responsibilities specified in its written charter, the Compensation Committee:

•	develops executive compensation philosophy and establishes and annually reviews and approves policies regarding executive compensation programs and practices;

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reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines the Chief Executive Officer’s compensation based on this evaluation;

•	reviews and approves annual compensation for the other executive officers based on established plans and philosophy and recommendations from the Chief Executive Officer;

•	establishes and administers annual and long-term incentive compensation plans for executive officers and directors; and

•	administers our 1999 Stock Incentive Plan and 2004 Equity Incentive Plan.

Additionally, our Chief Executive Officer and Chief Financial Officer have a role in recommending the amount and form of compensation for executive officers. The Chief Executive Officer reports to the Compensation Committee periodically on the results of the evaluations of our executive officers (other than the CEO). In addition to the CEO’s involvement in setting individual performance goals, conducting evaluations and making compensation recommendations for other executive officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to the Compensation Committee that will enable us to attract and retain key talent. As described in more detail in the Compensation Discussion and Analysis, the Compensation Committee retains an independent compensation consultant to work with management and the Compensation Committee on executive compensation program design and provides information on comparative market data and industry best practices on compensation practices and programs.

Each of the Compensation Committee members is (i) independent in accordance with applicable listing standards of The Nasdaq Stock Market, (ii) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee held three meetings in 2012. In addition, the Compensation Committee acted two times by written consent in 2012.

A copy of the Compensation Committee’s written charter can be accessed at the “Governance Documents” link on the Investors section of our website, located at www.marketleader.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of three directors. The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend director candidates to the Board of Directors;

•	develop, update as necessary and recommend to the Board of Directors corporate governance principles and policies applicable to us and monitor compliance with such principles and policies; and

•	establish, coordinate and review with the Board of Directors criteria and methods for evaluating Board effectiveness.

Each of the Nominating and Corporate Governance Committee members is independent in accordance with applicable listing standards of The Nasdaq Stock Market.

The Nominating and Corporate Governance Committee took action by written consent once in 2012.

A copy of the Nominating and Corporate Governance Committee’s written charter can be accessed at the “Governance Documents” link on the Investors section of our website, located at www.marketleader.com.

Compensation Committee Interlocks and Insider Participation

Messrs. Galgon, Hanauer, Higgins and Mendenhall served as the members of the Compensation Committee of the Board of Directors during 2012. None of Messrs. Galgon, Hanauer, Higgins and Mendenhall was, during 2012 or previously, an officer or employee of Market Leader. During 2012, none of our executive officers served as a member of the Board of Directors or the Compensation Committee of any entity that had one or more executive officers who served on our Board of Directors or the Compensation Committee.

Director Nominations and Qualifications

To nominate a director for election to the Board of Directors at an Annual Meeting of Shareholders, a shareholder must deliver written notice of such nomination to the Secretary of Market Leader not fewer than 60 days nor more than 90 days prior to the anniversary date of the prior year’s Annual Meeting of Shareholders. If the date of the Annual Meeting of Shareholders is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s Annual Meeting of Shareholders, notice of director nominations by a shareholder must be delivered not earlier than the close of business on the 90th day and not later than the close of business on the later of (a) the 60th day prior to such annual meeting or (b) the tenth day following the day on which the notice of the date of the Annual Meeting of Shareholders was mailed or such public disclosure was made.

The notice of a shareholder’s intention to nominate a director must include: (a) the name and address of the shareholder; (b) a representation that the shareholder is entitled to vote at the meeting at which directors will be elected; (c) a statement of the number of Market Leader shares that are beneficially owned by the shareholder; (d) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (e) the following information with respect to each person nominated by the shareholder: (i) name and address; (ii) other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC; (iii) a description of any arrangements or understandings between the shareholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and (iv) the consent of each such nominee to serve as a director if elected.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend a director nominee should submit their suggestions in writing to the following:

Chairperson of Nominating and Corporate Governance Committee

c/o Corporate Secretary

Market Leader, Inc.

11332 NE 122nd Way, Suite 200

Kirkland, WA 98034

The Chairman of the Board, other directors or senior management of Market Leader may also recommend director nominees. If necessary or desirable in the opinion of the Nominating and Corporate Governance Committee, the Committee will determine appropriate means for seeking additional director candidates, which may involve the engagement of an outside consultant to assist the Nominating and Corporate Governance Committee in the identification of director candidates.

The Nominating and Corporate Governance Committee will evaluate director nominees, including nominees that are submitted by shareholders, taking into consideration certain qualifications, including the following:

•	high standard of personal and professional ethics, integrity and values;

•	training, experience and ability at making and overseeing policy in business, government and/or education sectors;

•	willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership;

•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to Market Leader and its constituents; and

•	willingness to act in the best interests of Market Leader and its constituents, and objectively assess Board, committee and management performances.

In addition, the Nominating and Corporate Governance Committee will consider the following factors, among others, when determining Board needs and evaluating director candidates to fill such needs: the nominee’s independence, diversity, professional and public company board and committee experience, industry knowledge, accounting or financial skills and expertise, leadership qualities, non-business-related activities and experience, board continuity, the size of the board, number and type of committees and committee sizes, and legal and Nasdaq Stock Market requirements and recommendations and other corporate governance related guidance regarding board and committee composition. Although the Board of Directors has no formal policy regarding diversity, diversity is listed as one of the factors in the Director Selection Guidelines to be considered by the Nominating and Corporate Governance committee in evaluating appropriate director candidates, among other factors. Neither the Director Selection Guidelines nor any other policy of the Board of Directors or any of its committees define diversity or set any affirmative goals with respect to diversity on our Board of Directors. Neither the Director Selection Guidelines nor any other policy of the Board of Directors or any of its committees specifically address how we implement the guideline of considering diversity as a factor in evaluating director candidates, nor is there any process or procedure for assessing whether we are effective in considering diversity as a factor in evaluating director candidates.The Nominating and Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide an overall mix of skills and characteristics that will allow the Board to function effectively.

Shareholder Communications with the Board

Shareholders may contact an individual director or the Board of Directors collectively by directing written correspondence to Market Leader, Inc., c/o Corporate Secretary, at 11332 NE 122nd Way, Suite 200, Kirkland, WA 98034.

Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Shareholder communications sent to the Secretary of Market Leader will be forwarded to the specified director addressees. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2014 Annual Meeting of Shareholders should follow the procedures specified under “Shareholder Proposals for 2014 Annual Meeting” below. Shareholders wishing to nominate directors should follow the procedures specified under “Director Nominations and Qualifications.”

Code of Ethics

We have adopted a code of ethics applicable to our accounting and financial employees, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller, or persons performing similar functions, as well as a code of conduct applicable to all employees, officers and directors. These codes are posted at the “Governance Documents” link on the Investors section of our website, located at www.marketleader.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to or waiver from the application of the code of ethics with respect to the covered persons by posting such information on our website.

Director Compensation

The Board of Directors has established director cash and equity compensation arrangements for our non-employee directors that are designed and implemented to ensure we both attract and retain high quality Board members. The program consists of an annual cash retainer for non-employee directors, an annual cash retainer for committee chairs, Board and committee meeting fees and an annual stock option grant. Directors who are employees of our Company receive no additional or special remuneration for serving as directors.

Cash Component

Non-employee directors are entitled to receive the following cash compensation annually, in addition to reimbursement for out-of-pocket expenses:

	Annual Retainer ($)	Fees for in-person meeting attendance ($)		Fees for meeting attendance via teleconference ($)
Directors	12,000	1,000	(1)	250	(1)
Committee Chair:
Audit	10,000	500		250
Compensation	4,000	500		250
Nominating and Corporate Governance	1,000	500		250
Committee Members		500		250

(1)	Represents fees for attending meetings of the Board of Directors. Other amounts in this column represent fees for attending committee meetings.

Equity Component

Non-employee directors, other than the Chairman of the Board, are eligible to receive an annual stock option grant to purchase 15,000 shares of our common stock. The Chairman of the Board receives an annual stock option grant to purchase 25,000 shares of our common stock. The options are granted under our Amended and Restated 2004 Equity Incentive Plan (“2004 Equity Incentive Plan”) at the beginning of the year and vest one year later, subject to continued service as a director until such date. The options have an exercise price equal to the average of the high and low prices of our common stock on the date of grant. The unvested portions of such options automatically become fully vested and exercisable in the event of certain corporate transactions, such as a merger or sale of assets.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Jon Gacek (2)	28,250	18,317	46,567
Michael Galgon (3)	18,250	18,317	36,567
Nicolas Hanauer (4)	16,250	18,317	34,567
Frank (“Pete”) Higgins (5)	24,000	30,528	54,528
Richard Mendenhall (6)	16,250	18,317	34,567

(1)	Reflects aggregate grant date fair value of option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 12, under the heading “Stock Option Plans and Stock-Based Compensation” in the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K filed on March 15, 2013, for assumptions made in determining these amounts.
(2)	Mr. Gacek held options for 132,000 shares at December 31, 2012.
(3)	Mr. Galgon held options for 40,000 shares at December 31, 2012.
(4)	Mr. Hanauer held options for 82,000 shares at December 31, 2012.
(5)	Mr. Higgins held options for 102,000 shares at December 31, 2012.
(6)	Mr. Mendenhall held options for 102,000 shares at December 31, 2012.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) to be Market Leader’s independent registered public accounting firm for the 2013 fiscal year. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

KPMG has served as our independent registered public accounting firm since 2001. Shareholder approval of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. If our shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG but may elect to retain KPMG notwithstanding the shareholder vote. Even if the appointment is ratified by our shareholders, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be advisable.

The Board of Directors recommends voting “FOR” ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2013.

PROPOSAL 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE

NAMED EXECUTIVE OFFICERS

We are providing our shareholders with an opportunity to express their views on our named executive officers’ compensation. Although this advisory vote is nonbinding, the Compensation Committee of our Board of Directors will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to:

•	attract, motivate and retain key executives who are critical to the Company’s success,

•	align the interests of the Company’s executives with shareholders, and

•	compensate executives based on Company and individual performance.

We encourage shareholders to read the Compensation Discussion and Analysis in this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in 2012 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The Compensation Committee of our Board of Directors believes that the policies and procedures in the Compensation Discussion and Analysis are effective in achieving our goals and that the named executive officers in this Proxy Statement have contributed to our success.

For the reasons provided, we recommend that our shareholders approve the following nonbinding, advisory resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in this Proxy Statement.”

The Board of Directors recommends voting “FOR” the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE NAMED

EXECUTIVE OFFICERS

We are providing our shareholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference on the frequency of future advisory votes to approve the compensation of our named executive officers as reflected in Proposal 3 above. Shareholders may indicate whether they prefer that we conduct future advisory votes to approve the compensation of our named executive officers every one, two or three years. Shareholders also may abstain from casting a vote on this proposal.

The Board of Directors has determined that holding an advisory vote on the compensation of our named executive officers every year is the most appropriate policy at this time, and recommends that future advisory votes to approve the compensation of our named executive officers occur once every year. We believe that holding this advisory vote annually will provide us with timely and appropriate feedback on compensation decisions for our named executive officers.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Although this advisory vote on the frequency of future advisory votes on the compensation of our named executive officers is nonbinding, the Board of Directors and the Compensation Committee will carefully review the voting results when determining the frequency of future advisory votes on the compensation of our named executive officers.

The Board of Directors recommends a vote to conduct future advisory votes on the compensation of the named executive officers annually, or every ONE YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of April 1, 2013 (or such earlier date as indicated in the footnotes to the table) for: (a) each of our named executive officers included under the heading “2012 Summary Compensation Table” below; (b) each of our directors; (c) our directors and executive officers as a group; and (d) each shareholder known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable within 60 days of April 1, 2013 are considered outstanding for computing the percentage ownership of the person holding the options or warrants, but are not considered outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned	Percent of Class (2)
Executive Officers and Directors
Jon Gacek (3)	132,000	*
Michael Galgon (4)	210,000	*
Nicolas Hanauer (5)	1,345,131	5.0%
Frank (“Pete”) Higgins (6)	1,453,572	5.4%
Richard Mendenhall (3)	102,000	*
Ian Morris (7)	1,112,816	4.0%
Jacqueline Davidson (8)	727,183	2.6%
All directors and executive officers as a group (7 persons) (9)	5,082,702	17.5%

Other 5% or Greater Shareholders
LMM, LLC Legg Mason Capital Management Opportunity Trust (10) 100 International Drive Baltimore, MD21202	3,546,187	13.1%

*	Less than one percent
(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Market Leader, Inc., 11332 NE 122nd Way, Suite 200, Kirkland, WA 98034.
(2)	Based on 26,997,090 shares outstanding as of April 1, 2013.
(3)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2013.
(4)	Includes 40,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2013.
(5)	Includes 82,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2013.
(6)	Includes 102,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2013.
(7)	Includes 916,250 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2013.
(8)	Includes 587,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2013.
(9)	Includes 1,961,750 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2013.
(10)	This information and the information in this footnote are based solely on Amendment No. 8 on Schedule 13G filed on February 11, 2013 by LMM LLC and Legg Mason Capital Management Opportunity Trust (“Legg Mason”) , a portfolio of Legg Mason Investment Trust, Inc. According to the Schedule 13G, Legg Mason has shared voting power and dispositive power with respect to 3,387,887 shares, while LMM LLC has shared voting power and dispositive power with respect to 3,546,187 shares.

TRANSACTIONS WITH RELATED PARTIES

None.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES

On an annual basis, each of our directors and executive officers must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship, or any current proposed transaction, arrangement or relationship, with Market Leader since the beginning of the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our directors and executive officers are expected to disclose to the Chairman of the Board or Chief Executive Officer the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. Upon collection of the relevant information, the Chairman of the Board or the Chief Executive Officer presents the transaction to the Audit Committee for consideration. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(d) of Regulation S-K, the SEC’s related person transaction disclosure rule.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arms’ length transactions; and

•	whether the related person transaction is consistent with the best interests of Market Leader.

If any related person transaction is not approved or ratified, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of Market Leader and its shareholders.

EXECUTIVE OFFICERS

The following persons are executive officers of Market Leader as of April 1, 2013 and will serve in the capacities noted until their successors are duly appointed or until their resignation or removal.

Name	Age	Position
Ian H. Morris	44	President, Chief Executive Officer and Director
Jacqueline L. Davidson	52	Chief Financial Officer

For a biographical summary of Mr. Morris, see “Proposal 1—Election of Directors.”

Jacqueline L. Davidson has served as our Chief Financial Officer since March 2008. Ms. Davidson served as Vice President of Finance from November 2004 to January 2008 and served as our Chief Financial Officer on an interim basis from July 2006 to January 2007. From 1996 to 2004, Ms. Davidson served in a number of executive financial positions at public and private companies, including Penford Corporation and The Cobalt Group, Inc. Ms. Davidson is a CPA who began her career at PricewaterhouseCoopers LLP. She holds a B.A. in Business Administration from Washington State University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) provides information about how we pay our executives. For 2012 our named executive officers are:

•	Ian H. Morris, President and Chief Executive Officer

•	Jacqueline L. Davidson, Chief Financial Officer

This discussion provides detailed information on the structure, administration and results of our executive compensation programs in 2012, organized as follows:

•	our compensation philosophy and executive compensation objectives;

•	the role of the Compensation Committee;

•	resources used by the Compensation Committee;

•	elements of executive compensation;

•	employment agreements; and

•	benefits and other compensation.

Our Compensation Philosophy and Executive Compensation Objectives

Our compensation programs are designed to attract, retain and motivate talented individuals who are committed to the Company’s success and values. The objectives of our compensation programs are to:

•	Align employee objectives and rewards with company objectives;

•	Create the right balance between achievement of short-term objectives and long-term results;

•	Recognize individual performance using differentiated rewards to foster a high-performance culture;

•	Ensure a culture focused on customer success and on increasing shareholder value; and

•	Achieve the right competitive position in the marketplace in which we compete for talent.

We measure the success of our programs by our overall business performance and our ability to attract and retain talent. We believe that our compensation programs are effective in achieving our goals and contribute to our success, our customers’ success, and delivering shareholder value over time.

The Compensation Committee designs our executive compensation programs, guided by our philosophy and objectives, in order to:

•	attract, motivate and retain key executives who are critical to our success;

•	align the interests of our executives with shareholders; and

•	compensate executives based on our results and on individual performance.

Our compensation programs compensate executive officers with a combination of base salary, annual cash incentive bonuses, equity incentive awards and customary employee benefits.

The Role of the Compensation Committee

The Compensation Committee establishes the overall philosophy and objectives of our executive compensation programs, determines the specific components of executive compensation, sets and reviews company goals typically based on budgets and operating plans approved by the Board of Directors, measures incentive plan achievement, and approves incentive payouts and equity awards. With regard to Mr. Morris’ compensation, the Compensation Committee performs these functions with input from our independent compensation consultant. With regard to Ms. Davidson and the other executives, the Compensation Committee relies on Mr. Morris’ recommendations, as well as input from our independent compensation consultant.

Resources Used by the Compensation Committee

When setting executive compensation, the Compensation Committee considers and evaluates data and recommendations from a number of sources, including analyses and recommendations from its independent compensation consultant, survey data and benchmark studies, compensation trends and competitive practices, Mr. Morris’ recommendations for Ms. Davidson and other executives, established plans, and internal practices. Ultimately, the Compensation Committee uses all of these factors to inform its judgment in establishing executive compensation. In all cases, the Compensation Committee has final responsibility for all executive compensation decisions.

The Compensation Committee conducts an annual review of the executive compensation programs in the middle of the year and uses survey data and benchmark studies to help assess and set compensation levels. The Compensation Committee retained Milliman, Inc. (“Milliman”) as its independent outside compensation consultant to provide advice and assist in this review for 2012 compensation and to conduct a competitive review of 2012 total direct compensation (cash and equity compensation) for our executives. Milliman worked with the Compensation Committee to collect base salary, total cash, long-term incentives, and total direct compensation data and to analyze and compare our executives’ compensation with the compensation paid to comparable executive level positions as set forth in the selected published survey data. Surveys used for this analysis include the Culpepper Executive, ERI Executive, Radford Executive, and Towers Watson Top Management surveys with focus on companies having annual revenue ranging from greater than $50 million up to $200 million.

On advice from our independent compensation consultant, the Compensation Committee has established a peer group of companies to supplement the compensation data utilized from published surveys to assess executive compensation. The peer companies were selected based on objective criteria, taking into account company size and industry as primary factors. Annual revenue of the peer companies identified fell into the range of 50% to 300% of Market Leader’s revenue for 2012, with our revenue situated just under the median. The peers are technology companies that have businesses broadly similar to our business, as well as real estate industry-related companies that are potential competitors for executive talent. Beginning in 2013, we will use peer group executive compensation data and corporate performance comparisons, in combination with the continued use of published survey data and benchmark studies, to assist the Compensation Committee in setting executive compensation levels.

Elements of Executive Compensation

The three primary components of our executive compensation programs are: (i) base salary, (ii) annual incentives in the form of cash bonuses, and (iii) equity compensation. The Compensation Committee has not adopted any formal or informal policies for allocating compensation between short-term and long-term compensation, or between cash and equity compensation. We pay base salaries in order to attract and retain executives as well as to provide a predictable base of compensation for the year. We pay annual cash bonuses to reward executives for achieving key measures of corporate performance. We grant equity awards in order to retain executives as well as to align the interests of executives directly with the long-term interests of our shareholders.

Through the combination of the Compensation Committee’s collective experience and knowledge, the guidance of external market data and our independent compensation consultant, the Compensation Committee believes that pay and award levels, as well as the pay mix, supports our compensation philosophy and meets the executive compensation objectives.

Our executives are fairly compensated at competitive market levels, including incentives to maintain focus on delivery of results year after year, as well as to deliver long-term shareholder value. We believe that executive compensation should also reflect each executive’s qualifications, experience, role and personal performance, and the Company’s performance achievements.

Base Salary

Executive salaries are targeted at the market median, with ranges around this level to reflect the executives’ specific job responsibilities, experience, qualifications, job performance and potential contributions. Market median is established from survey data and benchmark studies for comparable executive positions from the surveys identified above. Salaries are reviewed and generally adjusted annually with adjustments generally effective mid-year and may also be adjusted from time to time in recognition of individual performance, promotions and market place competitiveness.

For 2012, the Compensation Committee approved base salary increases to Mr. Morris and Ms. Davidson of 6.1% and 3.3%, respectively. These increases were based on each executive’s increased experience in their positions, outstanding individual performance, and to achieve the targeted market level of base pay. For 2012, Mr. Morris and Ms. Davidson’s salaries were set at or near the market median.

Mr. Morris’ and Ms. Davidson’s current annual base salaries are $350,000 and $232,500, respectively, as approved in 2012.

Annual Incentives

The Compensation Committee believes that incentives based on attaining or exceeding established financial targets properly align the interests of the executives with the interests of our shareholders. Cash incentive bonuses for our executives typically are tied to key corporate financial and operating metrics and payouts may range from 20% to 100% of base salary, depending on the level of achievement of the goals. Our executive officers are eligible to participate in the annual incentive plan with payout targets ranging from 20% to 60% of the executive’s base salary, which are targeted at or near the market median. Mr. Morris’ target bonus is 60% of his salary and maximum bonus is 100% of his salary, and Ms. Davidson’s target bonus is 45% of her salary and maximum bonus is 80% of her salary. The company sets ambitious stretch objectives and when these stretch objectives are achieved, incentive payments exceed the market median. Executives do not receive a bonus if minimum performance targets are not met. The Compensation Committee assesses achievement of the stated targets, determines and approves incentive payments for each executive and may modify incentive payment amounts or award vehicles and differentiate between executives in their discretion.

In developing and reviewing the Company’s executive incentive programs, the Compensation Committee considered the business risks inherent in program designs to ensure that they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of stockholder interests. The Compensation Committee is satisfied that the program designs accomplish this and that the compensation components work together as a check and balance to ensure that executive incentives are consistent with stockholder interests. The Compensation Committee believes the Company’s executive compensation programs do not encourage our management to take unreasonable risks relating to the business.

The 2012 Executive Bonus Plan (the “Bonus Plan”) included both specified revenue and “Adjusted EBITDA” goals as bonus targets. Adjusted EBITDA is a non-GAAP measure that we define as earnings before interest, taxes, depreciation, amortization, and stock based compensation for purposes of our Bonus Plan. The targets are each weighted equally at 50%, measured quarterly, and are paid annually after the end of the year for which the performance goals apply. Given the timing of when the 2012 Bonus Plan was formally approved, the first quarter results were not included in the calculation. For 2012, the quarterly goals were achieved as noted in the following table, resulting in payouts to each of Mr. Morris and Ms. Davidson at 49.5% of target amounts. The Compensation Committee approved cash bonus payments to Mr. Morris and Ms. Davidson at the calculated achievement level. No discretionary bonus payments were made, and amounts were not adjusted for individual performance.

	Q1	Q2	Q3	Q4
Revenue goal	$10M	$11M	$12M	$13M
Revenue result	$10.2M	$11.1M	$11.7M	$12.0M
Target Percentage	0%	16.5%	16.5%	16.5%
Percentage Achieved	0%	16.5%	0%	0%

	Q1	Q2	Q3	Q4
Adjusted EBITDA goal	$(0.8)M	$0.0M	$0.7M	$1.4M
Adjusted EBITDA result	$(0.4)M	$0.3M	$0.9M	$0.9M
Target Percentage	0%	16.5%	16.5%	16.5%
Percentage Achieved	0%	16.5%	16.5%	0%

The 2012 bonus amounts for Mr. Morris and Ms. Davidson were $103,950 and $51,789, respectively. These payments are disclosed under the “Non-Equity Incentive Plan Compensation” column of the “2012 Summary Compensation Table.”

Equity Compensation

Equity incentive compensation is reserved for key employees. Award levels vary based upon position, performance, and long-term potential to contribute to the company’s success. Equity is a significant component of the total compensation mix for executives. Equity awards are the long-term component of our executives’ compensation, and we believe equity incentive awards provide significant motivation to maximize value for shareholders by allowing executives to participate in our long-term success as reflected in stock price appreciation.

Our executives generally receive an initial stock option grant in connection with their hiring. We also have an annual refresher equity grant program where additional equity is typically granted to executives based on individual performance, market data and internal equity. Refresher grants are made in the form of stock options, restricted stock units, or stock appreciation rights, at the discretion of the Compensation Committee. Our equity incentive awards vest based on the passage of time, generally over four years, subject to continued employment, thereby also encouraging the retention of our executives. The Compensation Committee approves all executive awards, and the exercise prices for options and stock appreciation rights are priced based on the fair market value of our common stock on the date of grant.

In determining the equity awards to our executives, our Compensation Committee leverages the same resources noted above, including our independent compensation consultant, survey data and benchmark studies, and recommendations from Mr. Morris for other executives. In addition, the Compensation Committee considers the grant date fair value of equity awards using the Black-Scholes valuation methodology, the current and projected value of existing awards, and the amount and vesting status of previous equity awards to the executive.

In June 2012, Mr. Morris and Ms. Davidson were awarded equity grants, valued at $282,915 and $156,994, respectively, in consideration of the above and consistent with our compensation philosophy. In determining award levels, the Committee considered a number of variables including guidance from our independent executive compensation consultant, internal equity, historical grant awards, individual performance and the data for like positions from published surveys. These awards, as well as the awards for 2011 and 2010, are detailed in the “2012 Summary Compensation Table.”

Equity awards to our executives typically take the form of options and stock appreciation rights as our Compensation Committee believes these awards align the interests of our executives and shareholders as such awards only have value if the price of our common stock increases following the grant of such awards. Restricted stock units also may be used in whole or in part to provide a more tangible long-term incentive to the executives in addition to creating shareholder alignment. Equity grants to Mr. Morris have consisted solely of stock options and stock appreciation rights over the past four years. Ms. Davidson has received restricted stock units in addition to options and stock appreciation rights. We do not have a set policy regarding the size or allocation to executives of different types of equity awards. The types of equity awards granted to our executives may vary, depending on several variables including the Compensation Committee’s assessment of alignment with shareholders and our independent compensation consultant’s recommendations on market and competitive trends.

At this time, our Board of Directors has not adopted stock ownership guidelines for the named executive officers although it may consider doing so in the future. Mr. Morris and Ms. Davidson hold significant equity positions in the Company at April 1, 2013, as detailed in the table in the “Security Ownership of Certain Beneficial Owners and Management” section. The Compensation Committee believes that these significant holdings motivate Mr. Morris and Ms. Davidson to make decisions that maximize shareholder value and ability to share in the long-term success of the company through share appreciation.

We have established an insider trading compliance policy that prohibits all employees, including the named executive officers, and directors from “hedging” ownership in our securities by engaging in short sales or trading in any options contracts involving our securities.

Employment Agreements

We have entered into employment agreements with our named executive officers, both of which were amended in December 2008 to comply with Section 409A of the Internal Revenue Code, as amended.

Ian H. Morris Employment Agreement

In May 2004, we entered into an employment agreement with our Chief Executive Officer, Ian Morris. Under the terms of the agreement, Mr. Morris is entitled to an annual base salary and is eligible to earn an annual target bonus of between 30% and 75% of his base salary. Effective as of January 1, 2013, Mr. Morris’ employment agreement no longer provides for a Company-provided supplemental life insurance policy with a death benefit of $2,500,000. Effective January 1, 2013, Mr. Morris also is no longer eligible to receive certain benefits he had previously received, such as a car allowance, club membership dues and certain other amounts. Mr. Morris now participates in the same benefit plans, and on the same basis, as other employees. If Mr. Morris’ employment is terminated without cause or if he resigns for good reason, he is eligible to receive certain benefits set forth below in the section below entitled “Post-Termination Compensation and Benefits; Change in Control.”

Jacqueline L. Davidson Employment Agreement

In February 2008, we entered into an employment agreement with our Chief Financial Officer, Jacqueline Davidson. Under the terms of the agreement, she is entitled to an annual base salary, with the ability to earn an annual target bonus of 45% of Ms. Davidson’s base salary. If Ms. Davidson’s employment is terminated without cause or if she resigns for good reason, she will be eligible to receive certain benefits set forth below in the section below entitled “Post-Termination Compensation and Benefits; Change in Control.”

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and long-term disability insurance, a 401(k) plan (with no employer match at this time), an employee assistance program, paid vacation and sick leave, and standard company-paid holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees with the exception of Mr. Morris, who, during 2012, was eligible to receive under his employment agreement company-provided family health insurance premiums, additional life insurance premiums, a car allowance, club membership fees, tax/financial planning services and reimbursement of the related tax on the benefits described, valued in total at approximately $40,000 per year. Effective January 1, 2013, Mr. Morris is no longer eligible to receive these benefits and participates in the same benefit plans and on the same basis as other employees.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction available to public companies for compensation paid to certain individual executives to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. We do not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. Equity granted to our executives are designed to qualify for the performance-based exemption.

As of the date of this Proxy Statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, aside from the clawback provisions for the chief executive officer and chief financial officer under the Sarbanes-Oxley Act of 2002, which provides that those executives must reimburse Market Leader for any bonus or other incentive-based or equity-based compensation received during the 12-month period following the preparation of an accounting restatement, as a result of misconduct.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of Market Leader, Inc.

Frank M. ‘Pete’ Higgins, Chairman

Michael Galgon

Nicholas Hanauer

Richard Mendenhall

EXECUTIVE COMPENSATION TABLES

2012 Summary Compensation Table

The following table summarizes compensation earned by our Chief Executive Officer and our Chief Financial Officer for 2012, 2011, and 2010 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Ian H. Morris	2012	340,000	—	282,915	103,950	37,850	(2)	764,715
President and Chief Executive Officer	2011	327,500	—	204,740	128,700	37,677		698,617
	2010	315,000	2,750	217,125	47,250	27,506		609,631
Jacqueline L. Davidson	2012	228,750	—	156,994	51,789	—		437,533
Chief Financial Officer	2011	222,660	—	118,787	65,813	—		407,260
	2010	210,000	16,375	121,590	23,625	—		371,590

(1)

Reflects aggregate grant date fair value for awards granted in the year indicated, computed in accordance with FASB ASC Topic 718 (disregarding any estimate of forfeitures related to service-based vesting conditions). See Note 12, under the heading “Stock Option Plans and Stock-Based Compensation” in the Notes to Consolidated Financial Statements set forth in our Annual Reports on Form 10-K filed on March 15, 2013 and March 19, 2012, for assumptions made in determining these amounts.
(2)	Consists of (i) family medical and dental insurance premiums and additional life insurance premiums totaling $5,893, (ii) a car allowance of $9,000, (iii) club membership fees totaling $2,946, (iv) tax/financial planning services in the amount of $10,000, and (v) the reimbursement of the related tax on the benefits described in (i) through (iv) in the amount of $10,011. Effective January 1, 2013, Mr. Morris is no longer eligible to receive the foregoing benefits.

2012 Grants of Plan-Based Awards Table

The following table summarizes stock appreciation rights and restricted stock units granted under the 2004 Equity Incentive Plan during 2012 to our executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Share of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Price of Option Awards ($/Share)	Closing Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Ian H. Morris	06/14/12					150,000	4.66	4.70	282,915
		—	210,000	350,000
Jacqueline L. Davidson	06/14/12					40,000	4.66	4.70	75,444
	06/14/12				17,500		—		81,550
		—	104,625	186,000

(1)	Stock appreciation right exercise prices are calculated as an average of the high and low prices of our common stock on the grant date. All 2012 stock appreciation rights were granted under the 2004 Equity Incentive Plan.

Equity Compensation Plans

Market Leader has two equity compensation plans under which our executive officers have been granted equity awards: the 1999 Stock Incentive Plan and the 2004 Equity Incentive Plan. We currently grant equity-based awards only under the 2004 Equity Incentive Plan.

•

Stock options are awarded with exercise prices equal to the average of the high and low trading prices of our common stock on the date of grant and typically vest over a four-year period, subject to continued employment. The stock option awards have a ten year term. During 2012, no stock options were granted to the named executive officers.

•

Restricted stock units granted to executive officers vest over periods of up to four years, subject to continued employment through those vesting dates. During 2012, 17,500 restricted stock units were granted to Ms. Davidson and no restricted stock units were granted to Mr. Morris.

•

Stock appreciation rights are awarded with grant prices equal to the average of the high and low trading prices of our common stock on the date of grant and typically vest over a four-year period, subject to continued employment. The stock appreciation rights have a five-year term. The stock appreciation rights are net settled in cash or shares at the discretion of the Compensation Committee. During 2012, a stock appreciation right for 150,000 shares was granted to Mr. Morris and a stock appreciation right for 40,000 shares was granted to Ms. Davidson.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information about outstanding stock options, stock appreciation rights, and restricted stock units held by our named executive officers as of December 31, 2012.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Ian H. Morris	8/30/2005	150,000	(2)	—	13.23	8/30/2015	—		—
	12/19/2006	150,000	(2)	—	5.40	12/19/2016	—		—
	7/28/2008	250,000	(2)	—	2.85	7/28/2018	—		—
	7/30/2009	195,000	(2)	45,000	1.96	7/30/2019	—		—
	9/23/2010	140,625	(2)	109,375	2.01	9/23/2020	—		—
	10/06/2011	50,000	(5)	150,000	2.26	10/06/2016	—		—
	6/14/2012	18,750	(5)	131,250	4.66	6/14/2017	—		—
Jacqueline L. Davidson	12/07/2004	25,000	(3)	—	8.50	12/7/2014	—		—
	8/30/2005	20,000	(3)	—	13.23	8/30/2015	—		—
	12/19/2006	80,000	(3)	—	5.40	12/19/2016	—		—
	2/19/2008	75,000	(3)	—	2.94	2/19/2018	—		—
	7/28/2008	160,000	(3)	—	2.85	7/28/2018	—		—
	7/30/2009	130,000	(3)	30,000	1.96	7/30/2019	—		—
	9/23/2010	78,750	(3)	61,250	2.01	9/23/2020	—		—
	9/15/2011	—		—	—	—	12,032	(3)	78,810
	9/15/2011	25,000	(4)	55,000	2.21	9/15/2016	—		—
	6/14/2012	—		—	—	—	17,500	(3)	114,625
	6/14/2012	—	(4)	40,000	4.66	6/14/2017	—		—

(1)	The closing price of our common stock on December 31, 2012 was $6.55 per share.
(2)	This option vests 6.25% at the end of each quarter following the grant date.
(3)	This stock option or restricted stock unit, as applicable, vests 25% on the first anniversary of the grant date and 6.25% at the end of each of the next twelve quarters.
(4)	This stock appreciation right vests 25% on the first anniversary of the grant date and 6.25% at the end of each of the next twelve quarters.
(5)	This stock appreciation right vests 6.25% at the end of each quarter following the grant date.

2012 Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Ian H. Morris	898,783	(3)	2,054,852	—	—
Jacqueline L. Davidson	—		—	5,468	30,992

(1)	Amount reflects the difference between the fair market value of our common stock at the time of exercise and the exercise price of the option, multiplied by the number of shares exercised.
(2)	Amount reflects the average of the high and the low prices of our common stock on the day the stock award vested, multiplied by the number of shares vested.
(3)	Includes options that were withheld to cover exercise price and taxes. The net number of shares received was 664,544.

Post-Termination Compensation and Benefits; Change in Control

Employment Agreements

Under our employment agreement with Mr. Morris, if Mr. Morris’ employment is terminated without “cause,” or if he resigns for “good reason,” he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary payable in 24 semi-monthly installments, (ii) any unpaid base salary for services previously performed as of the date of termination, (iii) a severance bonus equal to 100% of the most recent annual bonus paid to him, and (iv) payment of COBRA premiums until termination or expiration of eligibility for COBRA coverage. If Mr. Morris resigns for good reason, all unvested outstanding options to purchase shares of our common stock granted on or prior to the date of the agreement will become 100% vested and immediately exercisable. In the event that we terminate Mr. Morris’ employment without cause, all unvested options that would have been exercisable on the fourth quarterly vesting date following his termination will become vested and exercisable as of the date of termination. Until December 31, 2012, Market Leader carried a $2.5 million life insurance policy on Mr. Morris that named his wife as the beneficiary.

Under our employment agreement with Ms. Davidson, if Ms. Davidson’s employment is terminated without “cause” or if she resigns for “good reason,” she will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary and (ii) payments equal to six months of COBRA premiums, provided that she sign a separation agreement releasing any claims against Market Leader. In the event of Ms. Davidson’s death or disability, she and her eligible dependents will be entitled to receive six months of COBRA premiums.

The definition of “cause” in the employment agreements generally includes the following:

•

Willful misconduct, insubordination, or dishonesty in the performance of the executive’s duties or other knowing and material violation of company policies and procedures in effect from time to time which results in a material adverse effect on Market Leader;

•	Commission by the executive of acts involving dishonesty, moral turpitude, deceit or fraud that resulted or could reasonably be expected to result in a felony conviction;

•	Current use by the executive of illegal substances that results in a criminal conviction and materially impairs Market Leader’s business, goodwill or reputation; or

•	Any material violation by the executive of the executive’s noncompetition agreement with Market Leader that results in a material adverse effect on Market Leader.

In the case of Mr. Morris’ employment agreement, “cause” is also defined as the continued failure of the executive to satisfactorily perform his duties for a period of 60 consecutive days after receipt of written notice that specifically identifies the areas in which the executive’s performance is deficient and the executive fails to cure such acts or omissions within 30 days after receipt of the written notice.

“Good reason” is generally defined in the employment agreements as:

•	a material reduction in the executive’s duties, authority, or responsibility at Market Leader;

•	a material and involuntary reduction in the executive’s base salary;

•	a material breach of the employment agreement by Market Leader; or

•	a material change in the geographic location at which the executive must perform services.

Termination of employment by the executive will not be deemed to be for good reason unless the executive provides notice to Market Leader of the good reason event or condition within 30 days of its occurrence and Market Leader has a 30-day opportunity after such notice to cure such conduct or event.

Equity Award Agreements with Mr. Morris

Mr. Morris’ outstanding equity awards also will receive accelerated vesting pursuant to the terms of the agreements evidencing those awards. In the event Mr. Morris terminates employment for good reason, all outstanding unvested options and stock appreciation rights will become 100% vested and exercisable. In the event that we terminate Mr. Morris’ employment without cause, all outstanding options and stock appreciation rights that would have been exercisable on the fourth quarterly vesting date following his termination will become vested and exercisable as of the date of termination. Mr. Morris’ equity awards also are eligible for accelerated vesting upon a change in control, as set forth in the section immediately below. The terms “good reason” and “cause” are defined in Mr. Morris’ employment agreement.

Change in Control Provisions under the 2004 Equity Incentive Plan

Unless the Compensation Committee provides otherwise at the time of grant of an award under the 2004 Equity Incentive Plan, in the event of certain “company transactions,” as defined below, each outstanding stock option, stock appreciation right, or restricted stock unit generally will automatically accelerate and become fully vested and exercisable or payable immediately before the company transaction, unless the award is assumed, continued or replaced with a comparable award by the successor entity or the parent of the successor entity. Any stock option, stock appreciation right, or restricted stock unit that is assumed, continued or replaced with a comparable award in the company transaction will retain its original vesting schedule. Notwithstanding the above, the Compensation Committee may instead provide that awards will be terminated and exchanged for cash in connection with a company transaction, either to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Compensation Committee in its sole discretion.

Under the 2004 Equity Incentive Plan, a “company transaction” is generally defined as:

•	A merger or consolidation with or into any other company or entity;

•

A statutory share exchange or sale in one transaction or a series of transactions of all or substantially all of our outstanding voting securities (excluding mergers or consolidations in which the holders of common stock immediately prior to the transaction hold at least a majority of the shares immediately thereafter); or

•	A sale of all or substantially all of our assets.

Mr. Morris’ outstanding equity awards will also receive accelerated vesting in addition to the standard acceleration provisions set forth in the 2004 Equity Incentive Plan. Pursuant to this arrangement, in the event of certain company transactions, as defined above, 50% of the unvested portions of Mr. Morris’ stock options and stock appreciation rights will automatically become vested and exercisable, and the remaining portion of these awards will vest in equal quarterly increments over the shorter of (i) two years immediately following such company transaction or (ii) the amount of time remaining under the award’s original vesting schedule.

2012 Potential Payments in the Event of Termination of Employment or Change in Control Table

The following table reflects the estimated amount of incremental compensation payable to the named executive officers in the event a termination of employment or a change in control of the Company had occurred on December 31, 2012. Benefits available to all employees generally are not included in the table. The actual amounts to be paid can be determined only at the time of the executive officers’ termination of employment or change in control.

	Voluntary Termination for Good Reason ($)	Involuntary- Not for Cause Termination ($)	Change in Control (Assumption of Equity Awards) ($)	Change in Control (No Assumption of Equity Awards) ($)	Death/ Disability ($)
Ian H. Morris
Severance payments	350,000	350,000	—	—	—
Bonus payments (1)	128,700	128,700	—	—	—
Equity-based awards acceleration (2)	1,594,675	775,675	1,594,675	1,594,675	—
Health insurance premiums (3)	31,285	31,285	—	—	31,285
Life insurance payments (4)	—	—	—	—	2,500,000
Jacqueline L. Davidson
Severance payments	116,250	116,250	—	—	—
Equity-based awards acceleration (2)	—	—	—	923,510	—
Health insurance premiums (5)	10,428	10,428	—	—	10,428

(1)	Mr. Morris has a termination provision providing for the payout of 100% of the most recent annual bonus paid, which as of December 31, 2012 was his 2011 annual bonus.
(2)	Equity award acceleration is measured as the intrinsic value of the equity awards being accelerated at December 31, 2012. Intrinsic value is calculated as the difference between our closing stock price on December 31, 2012 the exercise or base price of the equity award multiplied by the number of shares subject to acceleration as of December 31, 2012.
(3)	Mr. Morris is entitled to receive 18 months of health insurance premiums in the event of his death or disability prior to termination.
(4)	The Company carries a $2.5 million life insurance policy on Mr. Morris that names his wife as the beneficiary. In the event of his death she would receive policy payout.
(5)	Ms. Davidson is entitled to receive 6 months of health insurance premiums in the event of her death or disability prior to termination.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees for professional services rendered for fiscal years 2012 and 2011 by KPMG, our independent registered public accounting firm, were as follows:

	2012	2011
Audit-fees (1)	$491,113	$496,239
Tax fees (2)	—	12,737

Total	$491,113	$508,976

(1)	Audit Fees. Fees and expenses associated with professional services rendered by KPMG in connection with (i) the audit of our consolidated annual financial statements and internal control over financial reporting; (ii) reviews of our unaudited consolidated interim financial statements; and (iii) reviews of documents furnished or filed with the SEC.
(2)	Tax Fees. The aggregate fees billed by KPMG for professional services rendered for state business tax compliance, advice and planning.

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the auditor’s independence. Under the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-

approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

For 2012, all audit services were pre-approved by the Audit Committee. There were no non-audit services in 2012. For 2011, all audit and non-audit services were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three directors who are “independent” directors as defined under the rules of The Nasdaq Stock Market and the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available at the “Governance Documents” link on the Investors section of our website, www.marketleader.com.

Responsibilities. The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of Market Leader and the audit of the financial statements and internal control over financial reporting of Market Leader. The responsibilities of the Audit Committee include, among others, appointing an independent registered public accounting firm as Market Leader’s independent registered public accounting firm and considering, in consultation with the independent auditors, the audit scope and plan. The Audit Committee Charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for Market Leader’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Market Leader’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon.

Review with Management and Independent Auditors. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Market Leader’s audited consolidated financial statements and internal control over financial reporting as of and for the fiscal year ended December 31, 2012 and the independent registered public accounting firm’s report thereon. Management represented to the Audit Committee that Market Leader’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditor’s independence.

Summary. Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Market Leader’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

In connection with its review of Market Leader’s consolidated audited financial statements referred to above, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent registered public accounting firm.

This report is submitted over the names of the members of the Audit Committee.

Jon W. Gacek, Chair

Nicolas J. Hanauer

Frank M. (“Pete”) Higgins

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with respect to our equity securities with the SEC. Based solely on our review of the copies of such forms that we received we believe that our officers, directors and greater than 10% beneficial owners complied with all filing requirements on a timely basis during 2012, except that one form to report vesting of restricted stock units for Ms. Davidson was filed late because of an inadvertent administrative error.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in Market Leader’s proxy statement and form of proxy for a particular Annual Meeting of Shareholders. To be considered for inclusion in our proxy materials for the 2014 Annual Meeting of Shareholders, shareholder proposals must be submitted in writing to our principal executive offices and received no later than December 20, 2013.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2014 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders at the Annual Meeting of Shareholders, complying with Sections 2.6.1 and 3.3.1 of the Bylaws, as applicable, must be received by the Corporate Secretary no earlier than February 24, 2014 and no later than March 24, 2014. Notices should be sent to: Market Leader, Inc., Attn: Corporate Secretary, 11332 NE 122nd Way, Suite 200, Kirkland, WA 98034. For additional information regarding director nomination procedures, see “Board of Directors and Corporate Governance—Director Nominations and Qualifications” above.

For proposals that are timely filed, Market Leader retains discretion to vote proxies it receives provided that (1) Market Leader includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as described in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their best judgment as to such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Market Leader 2012 Annual Report to Shareholders, which includes the Market Leader Annual Report on Form 10-K for the fiscal year ended December 31, 2012, accompanies this Proxy Statement. Additional copies may be obtained, without charge, upon request to Market Leader, Inc., Attn: Investor Relations at 11332 NE 122nd Way, Suite 200, Kirkland, WA 98034.

By Order of the Board of Directors,

Ian Morris
President and Chief Executive Officer
April 15, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and 1 YEAR on Proposal 4.

1.	Election of two Class 3 Directors:	01 - Frank M. Higgins	02 - Michael T. Galgon	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

			For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of KPMG, LLP, as Market Leader’s independent registered public accounting firm for fiscal year 2013.		☐	☐	☐	3.	Approve the advisory resolution on the compensation of the Company’s Named Executive Officers.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the Annual Report to security holders are available at: http://www.rrdezproxy.com/2013/ledr

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Market Leader, Inc.

MARKET LEADER, INC.

11332 NE 122nd WAY

SUITE 200

KIRKLAND, WA 98034

ANNUAL MEETING OF SHAREHOLDERS, MAY 23, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARKET LEADER, INC

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 23, 2013 and the Proxy Statement related thereto, and appoints Ian Morris, Jacqueline Davidson, and Gregg Eskenazi, and each of them (with full power to act alone), the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Market Leader, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 23, 2013 at 10:00 a.m., or at any adjournments, continuations or postponements thereof, with the same force and effect as if the undersigned were personally present and voting. The proxies are authorized to vote upon the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Shareholders.

In giving this Proxy, I understand that I may personally vote my shares if I attend the Annual Meeting, not withstanding that I have previously executed and returned the Proxy to the Company.

The Board of Directors unanimously recommends a vote FOR items 1, 2, and 3, and FOR every 1 YEAR on item 4 described on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, the shares represented by this Proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR every 1 YEAR on Proposal 4 and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting of Shareholders.

(Continued and to be marked, dated and signed, on the other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2013.

Vote by Internet
• Go to www.investorvote.com/LEDR
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and 1 YEAR on Proposal 4.

1.	Election of two Class 3 Directors:	01 - Frank M. Higgins	02 - Michael T. Galgon	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

			For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of KPMG, LLP, as Market Leader’s independent registered public accounting firm for fiscal year 2013.		☐	☐	☐	3.	Approve the advisory resolution on the compensation of the Company’s Named Executive Officers.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the Annual Report to security holders are available at: http://www.rrdezproxy.com/2013/ledr

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Market Leader, Inc.

MARKET LEADER, INC.

11332 NE 122nd WAY

SUITE 200

KIRKLAND, WA 98034

ANNUAL MEETING OF SHAREHOLDERS, MAY 23, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARKET LEADER, INC

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 23, 2013 and the Proxy Statement related thereto, and appoints Ian Morris, Jacqueline Davidson, and Gregg Eskenazi, and each of them (with full power to act alone), the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Market Leader, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 23, 2013 at 10:00 a.m., or at any adjournments, continuations or postponements thereof, with the same force and effect as if the undersigned were personally present and voting. The proxies are authorized to vote upon the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Shareholders.

In giving this Proxy, I understand that I may personally vote my shares if I attend the Annual Meeting, not withstanding that I have previously executed and returned the Proxy to the Company.

The Board of Directors unanimously recommends a vote FOR items 1, 2, and 3, and FOR every 1 YEAR on item 4 described on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, the shares represented by this Proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR every 1 YEAR on Proposal 4 and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting of Shareholders.

(Continued and to be marked, dated and signed, on the other side)